Exhibit 99.1

On March 3, 2015, Sociedad Química y Minera de Chile S.A. (“SQM” or the “Company”) announced unaudited operating results for the fourth quarter and fiscal year ended December 31, 2014 which results were furnished to the U.S. Securities and Exchange Commission (the “Commission”) on Form 6-K filed on March 4, 2015, as supplemented by the Company’s press release dated March 5, 2015, furnished to the Commission on Form 6-K filed on March 5, 2015. The Company has also furnished on Form 6-K dated April 6, 2015, an English language copy of its 2014 Annual Report to Shareholders (the “Chilean Annual Report”) furnished to the Chilean Superintendency of Securities and Insurance (the “SVS”). The Chilean Annual Report includes statutory consolidated financial statements for the year ended December 31, 2014, prepared in accordance with the instructions and standards related to the preparation and presentation of financial information established by the SVS. These statutory consolidated financial statements are considered by the Commission to be unaudited financial statements for Commission purposes and were prepared prior to the termination of the employment contract of SQM’s former CEO following his refusal to cooperate with the Company’s internal investigation.

As reported in the Chilean Annual Report, the Company’s revenues totaled US$2,014.2 million for the twelve months ended December 31, 2014, representing a decrease of 8.6% compared to US$2,203.1 million reported for the twelve months ended December 31, 2013. Gross profit reached US$583.0 million (28.9% of revenues) for the twelve months ended December 31, 2014, lower than US$721.5 million (32.7% of revenues) recorded for the twelve months ended December 31, 2013.

The Company’s Chilean statutory consolidated financial statements were prepared in accordance with the SVS guidelines and instructions, which are composed of the IFRS as issued by the IASB and supplemental instructions from the SVS that require that the effects of the change in the income tax rates on deferred tax assets and liabilities be recognized in retained earnings instead of the income statement. The reconciliation of the Company’s net income as set forth in the Company’s Chilean statutory consolidated financial statements prepared in accordance with SVS guidelines and instructions to IFRS, without giving effect to such SVS guidelines and instructions, will be included in the Form 6-K that the Company expects to furnish to the Commission by May 1, 2015.